Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED RENTALS ANNOUNCES THIRD QUARTER RESULTS

GREENWICH, CT, October 23, 2003 — United Rentals, Inc. (NYSE:URI) today announced financial results for the third quarter ended September 30, 2003. The company reported revenues of $805.1 million, compared to $783.1 million for the third quarter of 2002. Rental revenues were 78% of total revenues, sales of rental equipment were 5%, and sales of equipment and merchandise and other revenues were 17%. Same-store rental revenues increased 4.7% year-over-year, and rental rates rose 3.4% year-over-year. Equipment utilization was 65.1% in this year’s third quarter compared to 64.1% in the same period last year, and sharing of equipment among branches accounted for 12.9% of rental revenues compared to 11.8% in last year’s third quarter.

Net income for the quarter was $31.9 million and earnings per diluted share was $0.34. This includes a non-cash charge of $11.7 million ($10.2 million after-tax or $0.10 per diluted share) attributable to the vesting of restricted shares granted to senior executives in 2001. Vesting was triggered this quarter by the increase in the company’s stock price. Excluding this charge, net income for the quarter would have been $42.0 million and earnings per diluted share $0.44, compared with net income of $40.8 million and earnings per diluted share of $0.43 for the same period last year.

Bradley Jacobs, chairman and chief executive officer, said, “This quarter’s increase in rental rates was achieved despite continued softness in our end markets. We expect that the emerging economic recovery should lead to improved business conditions, but the timing of a significant rebound in non-residential construction remains difficult to forecast.”

Wayland Hicks, chief operating officer, added, “We have been making concerted efforts to improve our rates by focusing on effective pricing practices. While there remains a lot more we can do, we are pleased with this quarter’s increase and the related improvements in utilization and same-store rental revenues.”

For the nine-month period ended September 30, 2003, revenues were $2.13 billion, compared to $2.13 billion for the first nine months of 2002. Net income was $46.6 million and earnings per diluted share was $0.50 for the nine-month period ended September 30, 2003, compared with net income as adjusted of $99.5 million and earnings per diluted share as adjusted of $1.07 for the same period last year. The results for 2002 have been adjusted to exclude the effect of a change in accounting principle relating to goodwill that resulted in a non-cash charge, net of tax, of $288.3 million.

The company will conduct an investor conference call at 11:00 AM (EDT) today. Interested parties can participate by dialing 1-913-981-4902. The call will also be broadcast live over the internet on the company’s web site at www.unitedrentals.com.

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 750 locations in 47 states, seven Canadian provinces and Mexico. The company serves 1.8 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of approximately $3.6 billion.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the company may not have access to capital that it may require, (4) any companies that United Rentals acquires could have undiscovered liabilities and may be difficult to integrate and (5) costs may increase more than anticipated. These risks and uncertainties, as well as others, are discussed in greater detail in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

Contact:

Fred Bratman

Vice President, Corporate Communications

United Rentals, Inc.

(203) 618-7323

fbratman@ur.com

UNITED RENTALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(000’s, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
Revenues:	2003	2002	2003	2002
Equipment rentals	$625,748	$615,484	$1,619,783	$1,613,365
Sales of rental equipment	44,391	39,411	120,977	133,184
Sales of equipment and merchandise and other revenues	134,995	128,208	384,281	380,278

Total revenues	805,134	783,103	2,125,041	2,126,827
Cost of revenues:
Cost of equipment rentals, excluding depreciation	330,978	332,772	880,435	843,160
Depreciation of rental equipment	85,722	84,206	248,888	242,816
Cost of rental equipment sales	28,717	26,303	79,665	87,287
Cost of equipment and merchandise sales and other operating costs	101,158	94,075	280,439	275,347

Total cost of revenues	546,575	537,356	1,489,427	1,448,610

Gross profit	258,559	245,747	635,614	678,217
Selling, general and administrative expenses	127,490	110,919	335,814	315,939
Non-rental depreciation and amortization	17,663	14,965	51,510	42,703

Operating income	113,406	119,863	248,290	319,575
Interest expense	57,047	53,296	169,785	160,110
Other (income) expense, net	(223)	(221)	(1,831)	(3,549)

Income before provision for income taxes and cumulative effect of change in accounting principle	56,582	66,788	80,336	163,014
Provision for income taxes	24,698	26,021	33,784	63,549

Income before cumulative effect of change in accounting principle	31,884	40,767	46,552	99,465
Cumulative effect of change in accounting principle, net of tax				(288,339)

Net income (loss)	$31,884	$40,767	$46,552	$(188,874)

Diluted earnings (loss) per share:
Income available to common stockholders before cumulative effect of change in accounting principle	$0.34	$0.43	$0.50	$1.07

Income (loss) available to common stockholders	$0.34	$0.43	$0.50	$(1.89)

Weighted average diluted shares outstanding	97,016	95,707	95,331	97,554

UNITED RENTALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(000s)

	September 30 2003	December 31 2002
ASSETS
Cash and cash equivalents	$76,348	$19,231
Accounts receivable, net	535,376	466,196
Prepaid expenses and other assets	262,122	223,091
Rental equipment, net	1,894,682	1,845,675
Property and equipment, net	409,992	425,352
Goodwill and other intangible assets, net	1,732,340	1,711,012

	$4,910,860	$4,690,557

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$212,103	$207,038
Debt	2,555,931	2,512,798
Deferred taxes	265,137	225,587
Accrued expenses and other liabilities	226,575	187,079

Total liabilities	$3,259,746	$3,132,502
Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust	$221,550	$226,550
Stockholders’ equity	1,429,564	1,331,505

	$4,910,860	$4,690,557

GAAP Reconciliation

1. Our results for the three months ended September 30, 2003 reported in the press release have been adjusted to exclude a charge attributable to the vesting of restricted shares granted to senior executives in 2001. We provide this adjusted data because we believe that this data may be useful to investors in analyzing the period-to-period changes in our results that are attributable to changes in business conditions. The tables below reconcile the as adjusted results with our results in accordance with generally accepted accounting principles (“GAAP”) for the three months ended September 30, 2003 (in thousands except per share amounts):

Net income	$31,884	Earnings per diluted share	$0.34
Charge attributable to the vesting of restricted shares granted to executives in 2001	10,161	Charge attributable to the vesting of restricted shares granted to executives in 2001	0.10

Income, as adjusted	$42,045	Earnings per diluted share, as adjusted	$0.44

2. Our results for the first nine months of 2002 reported in the press release have been adjusted to exclude the cumulative effect of a change in accounting principle related to goodwill impairment. We provide this adjusted data because we believe that this data may be useful to investors in analyzing the period-to-period changes in our results that are not attributable to the cumulative effect of changes in accounting principles. The tables below reconcile the as adjusted results with our results in accordance with GAAP for the nine months ended September 30, 2002 (in thousands except per share amounts):

Net loss	$(188,874)	Loss per diluted share	$(1.89)
Cumulative effect of accounting change (related to goodwill impairment), net of tax	288,339	Cumulative effect of accounting change (related to goodwill impairment), net of tax	2.96

Income, as adjusted	$99,465	Earnings per diluted share, as adjusted	$1.07

3. Our EBITDA (adjusted as described below) was $217.0 million and $219.3 million during the third quarter of 2003 and the third quarter of 2002, respectively, and $550.5 million and $608.6 million during the first nine months of 2003 and the first nine months of 2002, respectively. EBITDA is generally defined as net income plus interest expense, income taxes and depreciation and amortization. However, our EBITDA for the first nine months of 2002 has been adjusted to exclude a $288.3 million non-cash charge in the first quarter of 2002 attributable to the cumulative effect of a change in accounting principle related to goodwill impairment. EBITDA is presented to provide additional information concerning our ability to meet future debt service obligations and capital expenditure and working capital requirements. However, EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, EBITDA should not be considered an alternative to net income or cash flow from operating activities as indicators of our operating performance or liquidity. The table below provides a reconciliation between cash flow from operating activities and EBITDA (adjusted as described above) for the periods indicated:

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
	(In thousands)
Net cash provided by operating activities	$146,310	$187,671	$326,452	$357,047
Gain on sales of rental equipment	15,674	13,108	41,312	45,897
Interest expense	57,047	53,296	169,785	160,110
Provision for income taxes	24,698	26,021	33,784	63,549
Change in deferred taxes	(21,123)	(22,666)	(25,903)	(54,462)
Change in operating assets and liabilities and other	(5,592)	(38,175)	5,089	36,502

EBITDA, as adjusted	$217,014	$219,255	$550,519	$608,643

4. We define “free cash flow” as (i) net cash provided by operating activities plus proceeds from sales of rental equipment less (ii) aggregate expenditures for purchase of rental equipment and other property and equipment. Our free cash flow was $133.3 million and $58.2 million during the third quarter of 2003 and the third quarter of 2002, respectively, and $100.4 million and $(4.1) million during the first nine months of 2003 and the first nine months of 2002, respectively. Free cash flow is presented to provide additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of our operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow for the periods indicated:

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
	(In thousands)
Net cash provided by operating activities	$146,310	$187,671	$326,452	$357,047
Purchases of rental equipment	(54,905)	(157,807)	(320,578)	(461,699)
Purchases of property and equipment	(2,539)	(11,040)	(26,501)	(32,604)
Proceeds from sales of rental equipment	44,391	39,411	120,977	133,184

Free cash flow	$133,257	$58,235	$100,350	$(4,072)